EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 845-5000

November 12, 2004

TriQuint Semiconductor, Inc.
2300 N.E. Brookwood Parkway
Hillsborough, Oregon 97124

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 12, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of $5,000,000 of general unsecured obligations (the “Obligations”) of TriQuint Semiconductor, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).  As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Obligations pursuant to the Plan.

Based on such examination, it is our opinion that the Obligations to be issued by the Company pursuant to the Plan after the filing of the Registration Statement are binding obligations of the Company, and, when issued in accordance with the provisions of the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI